Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

April 24, 2014

Board of Trustees

American Homes 4 Rent

30601 Agoura Road, Suite 200

Agoura Hills, California 91301

Ladies and Gentlemen:

We are acting as counsel to American Homes 4 Rent, a Maryland real estate investment trust (the “Company”), in connection with its registration statement on Form S-11, as amended (File no. 333-194979) (collectively, the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed public offering of up to 4,600,000 Series C participating preferred shares of beneficial interest, par value $0.01 per share (the “Series C Preferred Shares”) (including 600,000 Series C Preferred Shares that may be purchased by the Underwriters (as defined below) pursuant to their option to purchase additional Series C Preferred Shares) of the Company (the “Shares”), all of which Shares are to be sold by the Company pursuant to the proposed form of Underwriting Agreement among the Company, American Homes 4 Rent, L.P., a Delaware limited partnership and the Company’s operating partnership, and the underwriters named therein (the “Underwriters”), filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  We also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Company’s Articles of Amendment and Restatement of Declaration of Trust, as amended.  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia.  “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in:  Alicante   Amsterdam   Baltimore   Beijing   Brussels   Caracas   Colorado Springs   Denver   Dubai   Dusseldorf   Frankfurt   Hamburg   Hanoi   Ho Chi Minh City   Hong Kong   Houston   Johannesburg   London   Los Angeles   Luxembourg   Madrid   Miami   Milan   Moscow   Munich   New York   Northern Virginia   Paris   Philadelphia   Prague   Rio de Janeiro   Rome   San Francisco   São Paulo   Shanghai   Silicon Valley   Singapore   Tokyo   Ulaanbaatar   Warsaw   Washington DC   Associated offices: Budapest   Jakarta   Jeddah   Riyadh   Zagreb.  For more information see www.hoganlovells.com

This opinion letter is based as to matters of law solely on the applicable provisions of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended, currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) execution and delivery by the Company of the Underwriting Agreement, (ii) effectiveness of the Registration Statement, (iii) the filing of the Articles Supplementary for the Series C Preferred Shares (the “Articles Supplementary”) with the Maryland State Department of Assessments and Taxation, (iii) issuance of the Shares pursuant to the terms of the Underwriting Agreement and the Articles Supplementary, (iv) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Trustees and the Pricing Committee of the Board of Trustees, and (v) in the case of the Company’s Class A common shares of beneficial interest, $0.01 par value per share (the “Class A Common Shares”) issuable upon conversion of the Series C Preferred Shares (such Class A Common Shares issuable upon conversion, the “Conversion Shares”), a determination by the Board of Trustees of the Company to convert the Series C Preferred Shares and issue the Conversion Shares in accordance with the terms of the Articles Supplementary, the Shares and Conversion Shares will be duly authorized, and when issued in accordance with the Articles Supplementary, will be validly issued, fully paid, and non-assessable.

This opinion letter has been prepared for use in connection with the Registration Statement.  We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP